						Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

	Three Months Ended		Twelve Months Ended		Three Months Ended
	Dec 30,		Sep 30,		Dec 31,
	2023		2023		2022
Operating income, as reported		$45,158		$195,820		$57,341
Restructuring and impairment charges	+	—	+	23,094	+	—
Adjusted operating income		45,158		218,914		57,341
	x	4			x	4

Adjusted annualized operating income		$180,632		$218,914		$229,364
Adjusted effective tax rate	x	16%	x	13%	x	16%
Tax impact		$28,901		$28,459		$36,698
Adjusted operating income (tax-effected)		$151,731		$190,455		$192,666

Average invested capital		$1,479,647		$1,425,626		$1,392,002

ROIC		10.3%		13.4%		13.8%
WACC		8.2%		9.0%		9.0%
Economic Return		2.1%		4.4%		4.8%

	December 30,	September 30,	July 1,	April 1,	December 31,	October 1,
	2023	2023	2023	2023	2022	2022
Equity	$1,266,755	$1,214,382	$1,184,362	$1,182,382	$1,150,259	$1,095,731
Plus:
Debt and finance lease obligations - current	251,119	240,205	304,781	294,011	329,076	273,971
Operating lease obligations - current (1)	9,172	8,363	8,772	8,358	8,878	7,948
Debt and finance lease obligations - long-term	192,118	190,853	187,468	188,730	187,272	187,776
Operating lease obligations - long-term	35,989	38,552	40,515	31,257	32,149	33,628
Less:
Cash and cash equivalents	(231,982)	(256,233)	(252,965)	(269,664)	(247,880)	(274,805)
	$1,523,171	$1,436,122	$1,472,933	$1,435,074	$1,459,754	$1,324,249

(1)	Included in other accrued liabilities on the Condensed Consolidated Balance Sheets.